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                                                                 EXHIBIT 1(a)-9



                               SIERRA TRUST FUNDS
                   AMENDMENT NO. 9 TO MASTER TRUST AGREEMENT
    (DESIGNATION OF ADDITIONAL FUNDS (OR SUB-TRUSTS) AND CLASSES OF SHARES)




                 Pursuant to Article IV of the Master Trust Agreement dated February 22, 1989, as amended (the "Master Trust Agreement"), of Sierra Trust Funds (the "Trust"), the Trustees of the Trust hereby designate the following series of Shares (as defined in the Master Trust Agreement) (each of such series and each of the other series of the Trust, a "Fund," referred to in the Master Trust Agreement as a "Sub-Trust"), and the following classes of Shares of each Fund of the Trust, to have the following special and relative rights:

         1.      The following Funds shall be designated as follows:

                          Growth and Income Fund
                          Short Term High Quality Bond Fund
                          Growth Fund
                          Florida Insured Municipal Fund
                          California Insured Intermediate Municipal Fund

         2. Each of such Funds in Paragraph 1 above shall have the relative rights and preferences set forth in Article IV of the Master Trust Agreement.

         3. The Shares of each Fund shall be classified into three classes of Shares: Class A Shares, Class B Shares and Class S Shares. The Shares of each Fund issued and outstanding as of the date that such Fund issues any Class A Shares, Class B Shares or Class S Shares shall be treated for all purposes as Class A Shares. Each of the Class A Shares, Class B Shares and Class S Shares of a Fund shall have the relative rights and preferences of Shares of such Fund as set forth in Article IV of the Master Trust Agreement; provided that each of such classes of Shares of a Fund may differ from each other class of Shares of such Fund in the following respects, as described in the prospectuses and statements of additional information of the Funds: (i) the amount of fees permitted by different distribution plans adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Rule 12b-1"); (ii) the shareholder servicing expenses permitted by non-Rule 12b-1 shareholder servicing plans; (iii) voting rights with respect to the Rule 12b-1 Plan of each class; (iv) different designations; (v) the impact of any incremental transfer agency fees directly attributable to a particular class of Shares; and
(vi) different exchange privileges or conversion features.




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         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 13th day of March, 1994.




 \s\ David E. Anderson                      \s\ Arthur H. Bernstein, Esq.
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David E. Anderson                           Arthur H. Bernstein, Esq.




 \s\ F. Brian Cerini                        \s\ Edmond R. Davis, Esq.
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F. Brian Cerini                             Edmond R. Davis, Esq.




\s\ John W. English
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John W. English